SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Amendment No.

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

PHOTOMEDEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 24, 2004

Dear PhotoMedex Stockholders:

I am proud to report that 2003 was a successful building year from which PhotoMedex can expect to emerge a stronger and more successful healthcare company. As in any emerging growth company, it is critically important to ensure that the fundamentals are in place before transitioning to the execution and commercialization phase of the Company’s life cycle. We are confident that the fundamentals are now secured and we clearly have a promising future.

PhotoMedex’s foundational platform is based upon:

1.	Enabling technology – the XTRAC® Laser Treatment for Psoriasis.

2.	Large market share – over 80 million people worldwide suffer from this often inefficiently treated auto-immune disease.

3.	Strong intellectual property portfolio.

4.	Recurring revenue business model.

5.	A highly profitable marketing plan for both the Company and its physician partners.

6.	Proven clinical outcomes – demonstrated by 13 clinical trials and published in 35 articles in various medical journals.

2003 highlights include:

•	The successful integration of Surgical Laser Technologies, acquired December 2002.

•	The activation of CPT codes, effective March 1, 2003, for Medicare and Medicaid.

•	A tenfold increase in Dermatological XTRAC procedures.

•	Pursuit of adoption by private-pay carriers led to completion of an economic study on the cost effectiveness of the XTRAC.

•	Distribution of the Data Compendium, including the economic study, to over 1,600 contacts at various insurance providers.

•	Completion of a $10.1 million private equity placement.

•	Obtained further national and international validation, in such premiere forums, medical conferences and podiums as the 62nd Annual Meeting of the American Academy of Dermatology (AAD) and the 21st World Congress of Dermatology Meeting, attesting to the clinical superiority of the XTRAC therapy.

•	Received prominent exposure in a peer-review journal supporting the XTRAC laser’s claims of clinical efficacy, superior level of symptom remission and multiple uses for Dermatological indications and safe and effective treatments for patients.

As attested to by the highlighted events, we accomplished our mission in 2003. We will continue to solicit private insurance companies throughout the country to put into place positive payment policies. Once that process is successfully completed, the Company will aggressively execute the expansion of XTRAC placements throughout the U.S. Our marketing plan places the XTRAC at no charge, thereby eliminating the high capital output typically incurred, and then charges a per-procedure fee, making the XTRAC placement procedure a simple and quick process for our physician partners.

We believe that patients achieving world-class clinical outcomes will be healthier, and this will result in the XTRAC becoming a recognized and valued contributor to the standard of care for mild-to-moderate psoriasis. This, in turn, will result in PhotoMedex being recognized as a world-class healthcare organization.

We are extremely grateful to our employees for their dedication and to our shareholders and our medical partners for their ongoing support. We are privileged to serve our XTRAC patients, and we are committed to improving the growth of our business to enhance shareholder value.

Sincerely,

/s/ Jeffrey F. O’Donnell
Jeffrey F. O’Donnell
President and CEO

PHOTOMEDEX, INC.

a Delaware corporation

EXECUTIVE OFFICES

147 Keystone Drive

Montgomeryville, Pennsylvania 18936

(215) 619-3600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 28, 2004

TO THE STOCKHOLDERS OF PHOTOMEDEX, INC.:

The Annual Meeting of Stockholders (the “Meeting”) of PhotoMedex, Inc., a Delaware corporation (“we,” “us” or “our”), will be held at our executive offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, on December 28, 2004, at 9:00 a.m., local time, to consider and vote on the following proposals:

PURPOSE OF MEETING

(1) To elect to our Board of Directors seven (7) directors, to serve until our next Annual Meeting of Stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal.

(2) To ratify the appointment of Amper, Politziner & Mattia, P.C. as our independent accountants for the fiscal year ending December 31, 2004.

(3) To transact such other business as may properly come before the Meeting and any adjournments thereof.

ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON NOVEMBER 3, 2004 (THE “RECORD DATE”) ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE MEETING.

PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY TO STOCK TRANS, INC., 44 WEST LANCASTER AVENUE, ARDMORE, PENNSYLVANIA 19003, ATTN: PROXY SERVICES, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PHOTOMEDEX, INC.

By:	/s/ Jeffrey F. O’Donnell
Jeffrey F. O’Donnell
Chief Executive Officer

Montgomeryville, Pennsylvania

Date: November 24, 2004

PHOTOMEDEX, INC.

a Delaware corporation

EXECUTIVE OFFICES

147 Keystone Drive

Montgomeryville, Pennsylvania 18936

(215) 619-3600

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of PhotoMedex, Inc., a Delaware corporation (“we,” “us” or “our”), in connection with the Annual Meeting of Stockholders (the “Meeting”) to be held at our executive offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, on December 28, 2004 at 9:00 a.m., local time.

The Meeting will be held to consider and vote on the following proposals:

PURPOSE OF MEETING

(1) To elect to our Board of Directors seven (7) directors, to serve until our next Annual Meeting of Stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal.

(2) To ratify the appointment of Amper, Politziner & Mattia, P.C. as our independent accountants for the fiscal year ending December 31, 2004.

(3) To transact such other business as may properly come before the Meeting and any adjournments thereof.

The list of all stockholders of record on November 3, 2004 will be available at the Meeting and at our offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600, for the ten (10) days preceding the Meeting.

Requests should be addressed to PhotoMedex, Inc., Jeffrey F. O’Donnell, Chief Executive Officer, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600.

INCORPORATION BY REFERENCE

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may inspect and copy these materials at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room. You may also find our commission filings at the Commission’s website at www.sec.gov. You may also inspect reports and other information concerning us at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to be appropriate or as may be required by law.

Upon written request, we will provide without charge, and are providing in the mailing of this Proxy Statement: (i) a copy of the exhibit to this Proxy Statement, (ii) a copy of our Annual Report on Form 10-K, for the year ended December 31, 2003, and (iii) a copy of our Quarterly Report on Form 10-Q and on Form 10-Q/A, for the quarter ended September 30, 2004, to any stockholder of record or any stockholder who owned common stock listed in the name of a bank or broker, as nominee, at the close of business on the Record Date.

Requests should be addressed to us, to the attention of PhotoMedex, Inc., Jeffrey F. O’Donnell, Chief Executive Officer, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600.

INFORMATION CONCERNING SOLICITATION AND VOTING

The following information is provided to stockholders to explain the use of this Proxy Statement for this Meeting:

Record Date

Only stockholders of record at the close of business on November 3, 2004 (the “Record Date”) are entitled to vote at the Meeting. Our common stock is our only class of voting securities. As of the Record Date, we had issued and outstanding 40,014,404 shares of common stock of record entitled to vote.

Revocability of Proxies

A PROXY FOR USE AT THE MEETING IS ENCLOSED. ANY STOCKHOLDER WHO EXECUTES AND DELIVERS A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE ITS EXERCISE BY FILING WITH OUR CORPORATE SECRETARY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED PROXY BEARING A LATER DATE. IN ADDITION, A STOCKHOLDER MAY REVOKE A PROXY PREVIOUSLY EXECUTED BY HIM BY ATTENDING THE MEETING AND ELECTING TO VOTE IN PERSON.

Voting and Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the common stock in their names that are beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to the beneficial owners. Solicitation will be primarily by mail, but may also be made by telephone, fax transmission or personal contact by us. Proxies are being solicited by our directors, officers or employees, who will not receive any additional compensation for such services. In addition, we have retained StockTrans, Inc. to assist in the solicitation of proxies for a fee of approximately $7,000, plus reasonable out-of-pocket expenses, if such solicitation should appear to be necessary or appropriate. Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted for each of the proposals described above. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board of Directors.

Each share of common stock is entitled to one vote for each share held as of record, and there are no preemptive rights. Our current Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws do not provide for cumulative voting for the election of directors or any other purpose.

Quorum; Abstentions; Broker Non-Votes

Shares representing 50% of the voting power of the 40,014,404 shares of common stock outstanding on the Record Date, which have voting rights, must be represented at the Meeting to constitute a quorum for conducting business. In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time until a quorum is attained. At any reconvened meeting following such adjournment at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting as originally notified.

The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the “Votes Cast”) with respect to such matter.

We will count abstentions for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

Further, we intend to count broker non-votes for the purpose of determining the presence or absence of a quorum for the transaction of business, although broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

Proposals of our stockholders that are intended to be presented by such stockholders at our next annual meeting of stockholders must be received by us no later than July 11, 2005, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In the event, however, that we change the meeting date for the 2005 Annual Stockholders Meeting by more than 30 days from December 28, 2005, we will notify stockholders and allow a reasonable time for stockholder proposals to be included in the notice of annual meeting. A stockholder proposal will need to comply with Commission regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8. The proposal will need to comply with Commission regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

You may write to Jeffrey F. O’Donnell, President and CEO at our principal executive office, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, to deliver the materials and notices discussed above regarding the requirements for making stockholder proposals.

DIRECTORS AND EXECUTIVE OFFICERS

Our Directors and Executive Officers

We currently have seven (7) members on our Board of Directors. All seven (7) members of our current Board of Directors have been nominated for election at the annual meeting to hold office until the next annual meeting or until their successors are elected and qualify, subject to their prior death, resignation or removal. See “Proposal 1 – Election of Directors.” Officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers.

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age
Richard J. DePiano	Non-Executive Chairman of the Board of Directors	62
Jeffrey F. O’Donnell	Director, President and Chief Executive Officer	44
Dennis M. McGrath	Chief Financial Officer and Vice President - Finance and Administration	47
Michael R. Stewart	Executive Vice President of Corporate Operations	47
John J. McAtee, Jr.	Director	67
Alan R. Novak	Director	70
Warwick Alex Charlton	Director	44
Anthony J. Dimun	Director	60
David W. Anderson	Director	52

Richard J. DePiano was appointed to our Board of Directors in May 2000 and was unanimously elected to serve as Non-Executive Chairman of the Board on January 31, 2003. Mr. DePiano has been a director of Escalon Medical Corp., a publicly traded healthcare business specializing in the development and marketing of ophthalmic devices and pharmaceutical and vascular access products, since February 1996, and has served as its Chairman and Chief Executive Officer since March 1997. Mr. DePiano has been the Chief Executive Officer of the Sandhurst Company, L.P.

and Managing Director of the Sandhurst Venture Fund since 1986. Mr. DePiano was also the Chairman of the Board of Directors of Surgical Laser Technologies, Inc. (“SLT”) prior to its acquisition by PhotoMedex, Inc.

Jeffrey F. O’Donnell joined us in November 1999 as our President and Chief Executive Officer and has served as a member of our Board of Directors since that date. Prior to that, Mr. O’Donnell joined Radiance Medical Systems, Inc. (formerly Cardiovascular Dynamics) and served as its Vice President of Sales and Marketing from 1995 to 1997, and then from 1997 to 1999, served as its as President and Chief Executive Officer, and subsequently assumed a role as a non-executive chairman of the board. Previously, from 1994 to 1995, Mr. O’Donnell held the position of President and Chief Executive Officer of Kensey Nash Corporation. Additionally, he has held several senior sales and marketing management positions at Boston Scientific, Guidant and Johnson & Johnson Orthopedic. In addition, Mr. O’Donnell is currently a director of Endologix, Inc., Escalon Medical Corp., Cardiac Sciences and Replication Medical Inc.

Dennis M. McGrath was appointed Chief Financial Officer and Vice President-Finance and Administration in January 2000. From September 1999 to January 2000, Mr. McGrath served as the Chief Financial Officer of the Think New Ideas division of AnswerThink Consulting Group, Inc., a public company specializing in installing and managing computer systems and software. From September 1996 to September 1999, Mr. McGrath was the Chief Financial Officer and Executive Vice-President–Operations of TriSpan Internet Commerce Solutions, a technology consulting company. Mr. McGrath is a certified public accountant and graduated with a B.S. in accounting from La Salle University in 1979. Mr. McGrath holds a license from the states of Pennsylvania and New Jersey as a certified public accountant.

Michael R. Stewart was appointed Executive Vice President of Corporate Operations on December 27, 2002 immediately following the acquisition of SLT. From July 1999 to the acquisition, Mr. Stewart was the President and Chief Executive Officer of SLT and from October 1990 to July 1999 he served as SLT’s Vice President Finance and Chief Financial Officer. Mr. Stewart graduated from LaSalle University with a B.S. in accounting and received an M.B.A. from La Salle University in 1986. Mr. Stewart passed the CPA examination in New York in 1986.

John J. McAtee, Jr., has been a member of our Board of Directors since March 4, 1998. From March 4, 1998 until March 8, 1999, Mr. McAtee served as the Non-Executive Chairman of the Board of Directors. From 1990 to 1996, Mr. McAtee was Vice Chairman of Smith Barney, Inc., now known as Salomon Smith Barney, one of the world’s largest investment banking and brokerage firms. Before that, Mr. McAtee was a partner in the New York law firm of Davis Polk & Wardwell for more than twenty years. Mr. McAtee is a graduate of Princeton University and Yale Law School. Mr. McAtee is also a director of Jacuzzi Brands, Inc., a diversified industrial corporation, whose primary business is the manufacture and sale of bath and plumbing products.

Alan R. Novak was appointed to our Board of Directors in October 1997. Mr. Novak is Chairman of Infra Group, L.L.C., an international project finance and development company. He is also Chairman of Lano International, Inc., a real estate development company. Mr. Novak is a graduate of Yale University, Yale Law School, and Oxford University as a Marshall Scholar. Mr. Novak practiced law at Cravath, Swaine & Moore and Swidler & Berlin, Chartered. His public service includes three years as an officer in the United States Marine Corps, a U.S. Supreme Court clerkship with Justice Potter Stewart, Senior Counsel to Senator Edward M. Kennedy, Senior Executive Assistant to Undersecretary of State, Eugene Rostow, and the Executive Director of President Johnson’s Telecommunications Task Force. Mr. Novak was appointed by President Carter and served for five years as Federal Fine Arts Commissioner.

Warwick Alex Charlton was appointed to the Board of Directors and served as the Non-Executive Chairman of the Board of Directors from March 8, 1999 to January 31, 2003. Mr. Charlton is a senior member of the executive management staff of True North Partners, LLC, a consulting group in the healthcare industry. Mr. Charlton has 20 years of business experience, consisting of ten years of line management experience and nine years in the consulting profession (previously with Booz Allen & Hamilton and the Wilkerson Group). Mr. Charlton received an honors degree in Marketing from the University of Newcastle and an M.B.A. from Cranfield Institute of Technology. Mr. Charlton was formerly a Vice President of CSC Healthcare, Inc. and serves as a member of the Board of Directors of Intercure, Inc. and as an advisor to the Board of Directors of Balance Pharmaceuticals, Inc.

Anthony J. Dimun was appointed to our Board of Directors on October 3, 2003. He has served as Chairman of Nascent Enterprises, LLC, a medical device venture advisory firm, since May 2001. He also has served as the Managing Director and Chief Executive Officer of Strategic Concepts, Inc., a financial advisory company with specific focus on venture capital and merger and acquisition transactions, since 1987. From March 1991 to May 2001, Mr. Dimun served as Executive Vice President and Chief Financial Officer of Vital Signs, Inc., a publicly held anesthesia and respiratory medical device company and currently serves as a director of Vital Signs, Inc. Mr. Dimun also serves as a member of the Board of Trustees of the New Jersey Center for Biomaterials, a non-profit collaboration of the three leading New Jersey universities. Prior to 1991, Mr. Dimun held positions as a Certified Public Accountant with several national accounting firms and served as Senior Vice President for an international merchant banking firm.

David W. Anderson was appointed to our Board of Directors in September 2004. From March 2000 to November 2004, Mr. Anderson was the President and Chief Executive Officer of Sterilox Technologies, Inc. He has over twenty years of entrepreneurial management experience in the medical device, orthopedics and pharmaceutical field. Prior to joining Sterilox, Mr. Anderson was the President and CEO of Bionx Implants, Inc., a publicly traded orthopedic sports medicine and trauma company. From 1992 to 1994, Mr. Anderson was the President and CEO of Kensey Nash Corporation, a public cardiology and biomaterials company. From 1989 – 1992, he was a Vice President at LFC Financial Corp., a venture capital and leasing company, where he was responsible for the company’s entry into the healthcare market. Mr. Anderson was a founder and Executive Vice President of Osteotech, Inc., a high-technology orthopedic start-up from 1986 through 1989. He received a B.S. degree in chemical engineering from Cornell University.

Board Meetings, Director Compensation and Annual Meetings

The Board of Directors met 11 times in 2003 and took action by means of unanimous written consent five times. Four of the directors attended 100% of the meetings. Two of the other directors attended 91% and 73% of the meetings. The seventh director, having been appointed in October 2003, attended one meeting of the Board of Directors. Our Board members are encouraged to attend meetings of the Board of Directors.

Directors who are also our employees receive no separate compensation for serving as directors or as members of Board committees. Directors who are not our employees are compensated under the 2000 Non-Employee Director Stock Option Plan. In 2003, each outside director serving the full year received an annual retainer of $20,000 and was also be paid $1,000 for personal attendance at each meeting of the Board and each committee meeting held not in conjunction with meetings of the Board itself, and $500 for telephonic attendance at each Board or committee meeting, excluding meetings of limited scope and duration. We pro-rate the retainer for a director serving less than a full year.

Our directors are encouraged to attend the Annual Meeting of Stockholders. Mr. O’Donnell presided over the 2003 Annual Meeting of Stockholders; the other directors were available via telephone for any questions.

Compensation, Nominations and Corporate Governance and Audit Committees

General. The Board maintains charters for select committees. In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics and a code of conduct for our chief executive and senior financial officers that generally formalize practices that we already have in place. To view the charters of the Audit, Compensation and Nominations and Corporate Governance Committees, the corporate governance guidelines and the codes of conduct, please visit our website at www.photomedex.com (this website address is not intended to function as a hyperlink, and the information contained on our website is not intended to be a part of this proxy statement). A copy of our Audit Committee charter, as amended and restated as of October 27, 2004, is included in this proxy statement as Appendix A. The Board has determined that all nominees for election to the Board at the 2004 Annual Meeting and all continuing directors are independent under the revised listing standards of The Nasdaq Stock Market, Inc. (“NASDAQ”), except for Mr. O’Donnell, who is also our Chief Executive Officer.

Compensation Committee. The Board of Directors has a Compensation Committee. The members of the Compensation Committee currently are Messrs. McAtee, Novak, Charlton and Dimun. Mr. Dimun serves as the Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee is “independent” under the revised listing standards of NASDAQ. In the year ended December 31, 2003, the members of the Compensation Committee were Messrs. Charlton, McAtee and Novak. Mr. Charlton, who served as chairman at the time, resigned from the Compensation Committee in December 2003 and was succeeded by Mr. Dimun. Mr. Charlton was invited to rejoin the Compensation Committee in October 2004.

The Compensation Committee reviews executive compensation from time to time and reports to the Board of Directors, which makes all decisions. The Compensation Committee adheres to several guidelines in carrying out its responsibilities, including performance by the employees, our performance, enhancement of stockholder value, growth of new businesses and new markets and competitive levels of fixed and variable compensation. The Compensation Committee reviews and approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto) and administers our stock option plans and such other employee benefit plans as may be adopted by us from time to time. The Compensation Committee met four times in 2003.

Nominations and Corporate Governance Committee. The Board of Directors has a Nominations and Corporate Governance Committee. Messrs. McAtee, DePiano, Novak and Anderson currently serve as members of the Nominations and Corporate Governance Committee. Mr. McAtee serves as the Chairman of the Nominations and Corporate Governance Committee. The Board has determined that each member of the Nominations and Corporate Governance Committee is “independent” under the revised listing standards of NASDAQ. In the year ended December 31, 2003, the members of the Nominations and Corporate Governance Committee were Messrs. McAtee, DePiano and Novak, with Mr. McAtee serving as chairman.

The Nominations and Corporate Governance Committee oversees our corporate governance and Board membership matters. The Nominations and Corporate Governance Committee is responsible for developing and overseeing the Board’s corporate governance principles and a code of conduct applicable to members of the Board, and our officers and employees, and for monitoring the independence of the Board. The Nominations and Corporate Governance Committee also determines Board membership qualifications, selects, evaluates, and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board, and is responsible for director education. The Nominations and Corporate Committee met two times in 2003.

Audit Committee. Finally, the Board of Directors has an Audit Committee. Messrs. DePiano, McAtee, Dimun and Anderson currently serve as members of the Audit Committee, with Mr. Anderson joining on November 10, 2004. Mr. DePiano serves as the Chairman of the Audit Committee. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the Commission and is “independent” under the revised listing standards of NASDAQ. The Audit Committee meets the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication. In the year ended December 31, 2003, the members of the Audit Committee were Messrs. DePiano (chair), McAtee and Novak, with Mr. Dimun joining in October.

The Audit Committee reports to the Board of Directors regarding the appointment of our independent auditors, the scope and fees of the prospective annual audit and the results thereof, compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our system of internal accounting controls. The Audit Committee met eight times in 2003.

Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our Board or Compensation Committee and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past. However, Messrs. DePiano, the Chief Executive Officer of Escalon Medical Corp. and O’Donnell, our Chief Executive Officer, also serve on the board of directors of Escalon Medical Corp. Neither of Messrs. DePiano nor O’Donnell serves on the compensation committee of the board of directors of either PhotoMedex, Inc. or Escalon Medical Corp.

Shareholder Communications with the Board of Directors

Shareholders may communicate with our Board of Directors through our Secretary by sending an email to Dennis McGrath, Secretary, at dmcgrath@photomedex.com or to Davis Woodward, Corporate Counsel, at dwoodward@photomedex.com, or by writing to the following address: Board of Directors, c/o Secretary, PhotoMedex, Inc. 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. Our Secretary will forward all correspondence to the Board of Directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our

Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the company for review and possible response.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership and reports of changes in ownership of our equity securities. As of the date of this Proxy Statement, we believe that all reports needed to be filed have been filed in a timely manner for the year ended December 31, 2003.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee of our Board of Directors are set forth in the Audit Committee Charter. The Audit Committee assists the full Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of our financial reporting processes. Our management prepares financial statements and establishes the systems of internal controls and other disclosures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, including a discussion of the acceptability as well as the appropriateness, of significant accounting principles. The Audit Committee also reviewed with management the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements. The Audit Committee reviewed with our independent auditors, KPMG LLP, their judgments as to the acceptability as well as the appropriateness of our application of accounting principles. KPMG LLP had the responsibility for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles. The Audit Committee also discussed with KPMG LLP such other matters as are required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees) and otherwise as required under U.S. generally accepted auditing standards. In addition, the Audit Committee discussed with KPMG LLP its independence from management and us, including the impact of non-audit-related services provided to us and the matters included in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit of our final 2003 financial statements. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their reviews and audit, their opinions of our system of internal controls and the overall quality of our financial reporting. The Audit Committee held eight meetings in 2003.

The Audit Committee took special cognizance of a letter received from KPMG LLP in which KPMG LLP stated that it had identified a material weakness in the internal controls over recognition of revenue from sales of laser systems. The Audit Committee noted management’s efforts to implement improvements in our internal control procedures. The Audit Committee will continue to oversee and monitor our ongoing efforts to enhance internal controls.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the full Board of Directors, and the Board of Directors has approved, that the audited financial statements for the three years ended December 31, 2003, be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Commission.

Members of the Audit Committee:

Richard J. DePiano	John J. McAtee, Jr.	Anthony J. Dimun	David W. Anderson

Notwithstanding any reference in our prior or future filings with the Commission which purport to incorporate this Proxy Statement by reference into another filing, such incorporation does not include any material included herein under the caption “Report of the Audit Committee.”

INDEPENDENT AUDITORS

Independent Auditor for 2004. The Committee had appointed KPMG LLP to be our independent auditors for 2004. However, after reviewing the costs incurred in the audit of the 2003 financial statements and the costs forecasted for the audit of the 2004 financial statements, the Committee terminated the engagement of KPMG LLP as our independent auditors, effective June 9, 2004. The Committee recommended and approved the engagement of Amper, Politziner & Mattia, P.C as our principal independent accountants, effective June 9, 2004. Accordingly, we have engaged Amper, Politziner & Mattia, P.C. as our principal independent accountants for 2004.

Audit Fees. We incurred the following fees to KPMG LLP, our independent auditors, for services rendered for the year ended December 31, 2003: a total of (i) $74,000 incurred in fiscal 2003 for the audit of our financial statements for fiscal 2003 and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q for the year ended December 31, 2003, and (ii) an additional $121,930 incurred in fiscal 2004 to complete the audit and review work for the year ended December 31, 2003. The aggregate fees billed to us by KPMG LLP for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for 2002, and for the review of our financial statements included in our Quarterly Reports on Form 10-Q during 2002, totaled approximately $137,000. The Audit Committee of the Board determined that the services performed by KPMG LLP other than audit services were not incompatible with KPMG LLP maintaining its independence.

Audit Related Fees. The aggregate fees billed to us by KPMG for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements that are not already reported in the paragraph immediately above totaled approximately $10,000 and $45,000 for 2003 and 2002, respectively. These costs primarily related to services provided in connection with the filing of registration statements.

All Other Fees. The aggregate fees billed to us by KPMG for products and services rendered by KPMG for tax consulting were negligible for 2003 and 2002.

Auditor Pre-Approval Policies. The Audit Committee is responsible for approving every engagement of the independent auditor to perform audit or non-audit services for us before the independent auditor is engaged to provide those services. The Audit Committee’s pre-approval policy provides as follows:

•	First, once a year when the base audit engagement is reviewed and approved, management will identify all other services (including fee ranges) for which management knows it will engage the independent auditor for the next 12 months. Those services typically include quarterly reviews, specified tax matters, certifications to lenders as may be required by financing documents, consultation on new accounting an disclosure standards and, in future years, reporting on management’s internal controls assessment.

•	Second, if any new “unlisted” proposed engagement is proposed during the year, engagement will require approval of the Audit Committee.

From and after the effective date of the Commission’s rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent auditors, the Audit Committee had pre-approved all audit and permissible non-audit services provided by KPMG, while KPMG served as our independent auditors, and has done the same for Amper, Politziner & Mattia, P.C., since its engagement as our principal independent accountants.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of certain of our executive officers, including our Chief Executive Officer and all other executive officers, or the Named Executives, whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 2003, 2002 and 2001:

Name	Annual Compensation			Long Term Compensation Awards				Payouts All Other Compensation ($)
	Year	Salary($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
Jeffrey F. O’Donnell	2003	350,000	150,000	12,000	0	125,000	0	0
	2002	350,000	100,000	12,000	0	0	0	0
	2001	350,000	140,000	12,000	0	125,000	0	0
Dennis M. McGrath	2003	285,000	100,000	12,000		110,000	0	0
	2002	285,000	79,800	12,000	0	0	0	0
	2001	285,000	114,000	12,000	0	110,000	0	0
Michael R. Stewart	2003	235,000	70,000	12,000	0	75,000	0	0
	2002	1,808	0	0	0	150,000	0	0

Employment Agreements and Termination of Employment and Change of Control Agreements

Employment Agreement with Jeffrey F. O’Donnell. In November 1999, we entered into a three-year employment agreement with Jeffrey F. O’Donnell to serve as our President and Chief Executive Officer. We amended and restated that agreement on August 1, 2002. This agreement has been extended through December 31, 2004. However, if neither party to the agreement gives notice to terminate the agreement by December 1, 2004, then the agreement will renew for an additional year. Mr. O’Donnell’s current base salary is $350,000 per year. If we terminate Mr. O’Donnell other than for “cause” (which definition includes nonperformance of duties or competition of the employee with our business), then he will receive severance pay equal to $350,000, payable over 12 months. But if on or after a change of control, Mr. O’Donnell becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary in a lump sum.

In January 2004, we granted to Mr. O’Donnell options to purchase up to 150,000 shares of common stock. In January 2004, we also agreed to extend the life, by one year, of 650,000 options granted to Mr. O’Donnell in November 1999, bearing an exercise price of $4.625 per share.

Employment Agreement with Dennis M. McGrath. In November 1999, we entered into a three-year employment agreement with Dennis M. McGrath to serve as our Chief Financial Officer and Vice President-Finance and Administration. We amended and restated that agreement on August 1, 2002. This agreement has been extended through December 31, 2004. However, if neither party to the agreement gives notice to terminate the agreement by December 1, 2004, then the agreement will renew for an additional year. Mr. McGrath’s current base salary is $285,000 per year. If we terminate Mr. McGrath other than for “cause” (which definition includes nonperformance of duties or competition of the employee with our business), then he will receive severance pay equal to $285,000, payable over 12 months. But if on or after a change of control, Mr. McGrath becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary in a lump sum.

In January 2004, we granted to Mr. McGrath options to purchase up to 110,000 and 125,000 shares of common stock, respectively. In January 2004, we also agreed to extend the life, by one year, of 350,000 options granted to Mr. McGrath in November 1999, bearing an exercise price of $5.50 per share.

Employment Agreement with Michael R. Stewart. Effective December 27, 2002, Michael R. Stewart became our Executive Vice President of Corporate Operations, pursuant to a written employment agreement. Mr. Stewart’s current base salary is $235,000 per year. This agreement has been extended through December 31, 2004. However, if neither party to the agreement gives notice to terminate the agreement by December 1, 2004, then the agreement will renew for an additional year. If we terminate Mr. Stewart other than for “cause” (which definition includes nonperformance of duties or competition of the employee with our business), then he will receive severance pay equal to $235,000, payable over 12 months. But if on or after a change of control, Mr. Stewart becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary, payable over 12 months.

Termination of Employment and Change of Control Agreements. We have employment agreements with Messrs. O’Donnell, McGrath and Stewart. These agreements, as described above in “Executive Compensation,” provide for severance upon termination of employment, whether in context of a change of control or not. We also have arrangements with other key employees under which we would be obliged to pay compensation upon their termination outside a context of change of control, and, for a lesser number of key employees, by virtue of a change of control. Supposing that all such executive officers and key employees were terminated other than for cause and not within a change of control, we had an aggregate commitment of approximately $1,461,000 at December 31, 2003 for severance and related compensation. On the other hand, the obligation for such compensation that would arise in favor of the executive officers and certain key employees by virtue of a change of control was approximately $1,992,000 at December 31, 2003.

Stock options held by Messrs. O’Donnell, McGrath and Stewart and certain other of our employees that may not vest before a change of control will become immediately exercisable in the event of a change of control. Further, in the event of the termination of employment of Messrs. O’Donnell or McGrath other than for “cause” or in connection with a change of control, the stock options granted to them that might otherwise have vested over the twelve-month period following the date of such termination will become immediately exercisable.

Limitation on Directors’ Liabilities; Indemnification of Officers and Directors.

Our Certificate of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our Certificate of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent, provided by Delaware law. Pursuant to our Certificate of Incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

We have adopted a form of indemnification agreement, which provides the indemnitee with the maximum indemnification allowed under applicable law. Since the Delaware statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents. We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us. The advances paid to the indemnitee by us are to be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a stockholder’s investment.

At present, there is no pending litigation or proceeding involving an indemnitee where indemnification would be required or permitted under the indemnification agreements.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance with a $5,000,000 limit of liability. The policy period expires on February 24, 2005.

Option/SAR Grants Table

The following table sets forth certain information concerning grants of stock options to the Named Executives, for the year ended December 31, 2003:

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Share) (1)	Expiration Date (1)	5% ($)	10% ($)
Jeffrey F. O’Donnell	125,000	20.36%	$1.66	04/29/08	$175,336	$261,349
Dennis M. McGrath	110,000	17.92	$1.66	04/29/08	$154,296	$229,987
Michael R Stewart	75,000	12.21%	$1.83	01/02/08	$92,452	$144,059

[1].	This chart assumes a market price of $2.48 for the common stock, the closing sale price for our common stock in the NASDAQ National Market System as of December 31, 2003, as the assumed market price for the common stock with respect to determining the “potential realizable value” of the shares of common stock underlying the options described in the chart, as reduced by any lesser exercise price for such options. Further, the chart assumes the annual compounding of such assumed market price over the relevant periods, without giving effect to commissions or other costs or expenses relating to potential sales of such securities. Our common stock has a very limited trading history. These values are not intended to forecast the possible future appreciation, if any, price or value of the common stock.

Option Exercises and Year-End Values

The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock for the Named Executives held by them at December 31, 2003:

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In the Money Options at December 31, 2003(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey F. O’Donnell	0	0	683,854	216,146	$89,375	$191,875
Dennis M. McGrath	0	0	501,354	193,646	$78,650	$168,850
Michael R. Stewart	0	0	98,438	126,563	$62,672	$80,578

(1)	Represents an amount equal to the number of options multiplied by the difference between the closing sale price for the common stock in the NASDAQ National Market System on the date of exercise and any lesser exercise price.

(2)	Represents an amount equal to the number of options multiplied by the difference between the closing sale price for the common stock in the NASDAQ National Market System on December 31, 2003 ($2.48 per share) and any lesser exercise price.

Amended and Restated 2000 Stock Option Plan

General. The Amended and Restated 2000 Stock Option Plan, or the 2000 Stock Option Plan, was adopted by the Board of Directors on May 15, 2000, and was approved by our stockholders on July 18, 2000. We initially reserved for issuance thereunder an aggregate of 1,000,000 shares of common stock and increased this to 2,000,000 shares of common stock, pursuant to the affirmative vote of the stockholders on June 10, 2002 and, thereafter, to 3,350,000 shares of common stock pursuant to the affirmative vote of the stockholders on December 16, 2003. The 2000 Stock Option Plan provides for the grant to our employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and for the grant to employees and consultants of non-statutory stock options. As of November 3, 2004, we had granted outstanding and unexpired options to purchase up to 2,526,404 shares of common stock to eligible persons under the 2000 Stock Option Plan, out of which 100,708 had been exercised and 2,425,696 remained unexercised. An additional 823,596 shares are reserved for issuance under the 2000 Stock Option Plan.

A description of the 2000 Stock Option Plan is set forth below. The description is intended to be a summary of the material provisions of the 2000 Stock Option Plan and does not purport to be complete.

The general purposes of the 2000 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business. It is intended that these purposes will be effected through the granting of stock options, which may be either “incentive stock options” as defined in Section 422 of the Code or “non-qualified stock options.”

The 2000 Stock Option Plan provides that options may be granted to our employees (including officers and directors who are employees) and consultants, or of any of our parents or subsidiaries. Incentive stock options may be granted only to employees. An employee or consultant who has been granted an option may, if otherwise eligible, be granted additional options.

Administration of and Eligibility under 2000 Stock Option Plan. The 2000 Stock Option Plan, as adopted, provides for the issuance of options to purchase shares of common stock to our officers, directors, employees, independent contractors and consultants and those of our subsidiaries as an incentive to remain in the employ of or to provide services to us. The 2000 Stock Option Plan authorizes the issuance of incentive stock options, or ISOs, non-qualified stock options, or NSOs, and stock appreciation rights, or SARs, to be granted by a committee to be established by the Board of Directors, to administer the 2000 Stock Option Plan, or if no such committee is established, then by the Board of Directors, either of which will consist of at least two non-employee directors, as such term is defined under Rule 16b-3 of the Exchange Act, and shall qualify as outside directors, for purposes of Section 162(m) of the Code. The Compensation Committee has been charged by the Board of Directors to administer all option plans.

Subject to the terms and conditions of the 2000 Stock Option Plan, the Committee will have the sole authority to: (a) determine the persons, or optionees, to whom options to purchase shares of common stock and SARs will be granted, (b) determine the number of options and SARs to be granted to each such optionee, (c) determine the price to be paid for each share of common stock upon the exercise of each option and the manner in which each option may be exercised, (d) determine the period within which each option and SAR will be exercised and any extensions thereof, (e) determine the type of stock options to grant, (f) interpret the 2000 Stock Option Plan and award agreements under the 2000 Stock Option Plan, and (g) determine the terms and conditions of each such stock option agreement and SAR agreement which may be entered into between us and any such optionee.

All of our officers, directors and employees, and those of our subsidiaries and certain of our consultants and other persons providing significant services to us will be eligible to receive grants of options and SARs under the 2000 Stock Option Plan. However, only our employees are eligible to be granted ISOs.

Stock Option Agreements. All options granted under the 2000 Stock Option Plan will be evidenced by an option agreement or SAR agreement between us and the optionee receiving such option or SAR. Provisions of such agreements entered into under the 2000 Stock Option Plan need not be identical and may include any term or condition which is not inconsistent with the 2000 Stock Option Plan and which the Committee deems appropriate for inclusion.

Incentive Stock Options. Except for ISOs granted to stockholders possessing more than ten percent (10%) of the total combined voting power of all classes of our securities to whom such ownership is attributed on the date of grant, or Ten Percent Stockholders, the exercise price of each ISO must be at least 100% of the fair market value of our common stock, based on the closing sales price of our common stock, as determined on the date of grant. ISOs granted to Ten Percent Stockholders must be at an exercise price of not less than 110% of such fair market value.

Each ISO must be exercised, if at all, within 10 years from the date of grant or such lesser period as the Committee may determine, but within 5 years of the date of grant in the case of ISO’s granted to Ten Percent Stockholders.

The aggregate fair market value (determined as of time of the grant of the ISO) of the common stock with respect to which the ISOs are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

Non-Qualified Stock Options. The exercise price of each NSO will be determined by the Committee on the date of grant. We have undertaken not to grant any non-qualified stock options under the 2000 Stock Option Plan at an exercise price less than 85% of the fair market value, based on the closing sales price of the common stock, on the date of grant of any non-qualified stock option under the 2000 Stock Option Plan.

The exercise period for each NSO will be determined by the Committee at the time such option is granted, but in no event will such exercise period exceed 10 years from the date of grant.

Stock Appreciation Rights. Each SAR granted under the 2000 Stock Option Plan will entitle the holder thereof, upon the exercise of the SAR, to receive from us, in exchange therefor an amount equal in value to the excess of the fair market value of the common stock on the date of exercise of one share of common stock over its fair market value on the date of grant (or in the case of a SAR granted in connection with an option, the excess of the fair market of one share of common stock at the time of exercise over the option exercise price per share under the option to which the SAR relates), multiplied by the number of shares of common stock covered by the SAR or the option, or portion thereof, that is surrendered.

SARs will be exercisable only at the time or times established by the Committee. If a SAR is granted in connection with an option, the SAR will be exercisable only to the extent and on the same conditions that the related option could be exercised. The Committee may withdraw any SAR granted under the 2000 Stock Option Plan at any time and may impose any conditions upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

Limit to Options Granted under the 2000 Stock Option Plan. Under Section 162(m) of the Code, which was enacted in 1993, the deductibility for federal income tax purposes of compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers who receive salary and bonus in excess of $100,000 in a particular year is limited to $1,000,000 per year per individual. For purposes of this legislation, compensation expense attributable to stock options and SARs would be subject to this limitation unless, among other things, the option plan under which the options and SARs is granted includes a limit on the number of shares with respect to which awards may be made to any one employee in a fiscal year. Such a potential compensation expense deduction could arise, for example, upon the exercise by one of these executives of a non-statutory option, i.e., an option that is not an incentive stock option qualifying for favorable tax treatment, or upon a disqualifying disposition of stock received upon exercise of an incentive stock option.

In order to exclude compensation resulting from options granted under the 2000 Stock Option Plan from the $1,000,000 limit on deductibility, the Board of Directors has approved a provision in the 2000 Stock Option Plan which will place a 150,000 share limit on the number of options that may be granted under the 2000 Stock Option Plan to an employee in any fiscal year. This limit is subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like. The purpose of this provision, which is intended to comply with Section 162(m) of the Code and the regulations thereunder, is to preserve our ability to deduct in full any compensation expense related to stock options.

Termination of Options and Transferability. In general, any unexpired options and SARs granted under the 2000 Stock Option Plan will terminate: (a) in the event of death or disability, pursuant to the terms of the option agreement or SAR agreement, but not less than 6 months or more than 12 months after the applicable date of such event, (b) in the event of retirement, pursuant to the terms of the option agreement or SAR agreement, but not less than 30 days or more than 3 months after such retirement date, or (c) in the event of termination of such person other than for death, disability or retirement, until 30 days after the date of such termination. However, the Committee may in its sole discretion accelerate or extend the exercisability of any or all options or SARs upon termination of employment or cessation of services.

The options and SARs granted under the 2000 Stock Option Plan generally will be non-transferable, except by will or the laws of descent and distribution, except that the Committee may permit additional transfers, on a general or specific basis, and may impose conditions and limitations on any such transfers.

Adjustments Resulting from Changes in Capitalization. The number of shares of common stock reserved under the 2000 Stock Option Plan and the number and price of shares of common stock covered by each outstanding option or SAR under the 2000 Stock Option Plan will be proportionately adjusted by the Committee for any increase or decrease in the number of issued and outstanding shares of common stock resulting from any stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like events.

Termination of Options and SARs on Merger, Reorganization or Liquidation. In the event of our merger, consolidation or other reorganization, in which we are not the surviving or continuing corporation (as determined by the Committee) or in the event of our liquidation or dissolution, all options and SARs granted under the 2000 Stock Option Plan will terminate on the effective date of the merger, consolidation, reorganization, liquidation or dissolution, unless there is an agreement with respect to such transition, which expressly provides for the assumption of such options and SARs by the continuing or surviving corporation.

Amendment or Discontinuance of Stock Option Plan. The Board of Directors has the right to amend, suspend or terminate the 2000 Stock Option Plan at any time. Unless sooner terminated by the Board of Directors, the 2000 Stock Option Plan will terminate on May 14, 2010, the 10th anniversary date of the effectiveness of the 2000 Stock Option Plan.

Amended and Restated 2000 Non-Employee Director Stock Option Plan

General. The Amended and Restated 2000 Non-Employee Director Stock Option Plan, or the 2000 Non-Employee Director Plan, was adopted by the Board of Directors on May 15, 2000, to be effective as of June 1, 2000, and was approved by our stockholders on July 18, 2000. The 2000 Non-Employee Director Plan initially authorized the issuance of up to 250,000 shares of common stock upon the exercise of non-qualified stock options granted to our non-employee directors. The stockholders increased this amount to 650,000 shares on June 10, 2002, and, thereafter, to 1,000,000 shares on December 16, 2003. As of November 3, 2004, we had granted outstanding and unexpired options to purchase up to 501,250 shares of common stock to eligible persons under the 2000 Non-Employee Director Plan, out of which none had been exercised. An additional 498,750 shares are reserved for issuance under the 2000 Non-Employee Director Plan.

A description of the 2000 Non-Employee Director Plan is set forth below. The description is intended to be a summary of the material provisions of the 2000 Non-Employee Director Plan and does not purport to be complete.

Purpose of the Plan. The purposes of the 2000 Non-Employee Director Plan are to enable us to attract, retain, and motivate our non-employee directors and to create a long-term mutuality of interest between the non-employee directors and our stockholders by granting options to purchase common stock.

Administration. The 2000 Non-Employee Director Plan will be administered by a committee of the Board of Directors, appointed from time to time by the Board of Directors. The committee is intended to consist of two or more directors, each of whom will be non-employee directors as defined in Rule 16b-3 under Section 16(b) of the Exchange Act. If no committee exists which has the authority to administer the 2000 Non-Employee Director Plan, the functions of the committee will be exercised by the Board of Directors. The committee has full authority to interpret the 2000 Non-Employee Director Plan and decide any questions under the 2000 Non-Employee Director Plan and to make such rules and regulations and establish such processes for administration of the 2000 Non-Employee Director Plan as it deems appropriate subject to the provisions of the 2000 Non-Employee Director Plan.

Available Shares. The 2000 Non-Employee Director Plan initially authorizes the issuance of up to 1,000,000 shares of common stock upon the exercise of non-qualified stock options granted to our non-employee directors. In general, if options are for any reason canceled, or expire or terminate unexercised, the shares covered by such options will again be available for the grant of options.

The 2000 Non-Employee Director Plan provides that appropriate adjustments will be made in the number and kind of securities receivable upon the exercise of options in the event of a stock split, stock dividend, merger, consolidation or reorganization.

Eligibility. All of our non-employee directors are eligible to be granted options under the 2000 Non-Employee Director Plan. A non-employee director is a director serving on the Board of Directors who is not then one of our current employees, as defined in Sections 424(e) and 424(f) of the Code.

Grant of Options. As of each January 1 following the effective date of the 2000 Non-Employee Director Plan, commencing January 1, 2001, or the Initial Grant Date, each non-employee director was automatically granted an option to purchase 20,000 shares of common stock in respect of services to be rendered to us as a director during the forthcoming calendar year, subject to the terms of the 2000 Non-Employee Director Plan. Each non-employee director who was first elected to the Board of Directors after June 1, 2000, but prior to January 1, 2001, was granted, as of the date of his election, or First Grant Date, an option to purchase that number of shares equal to the product of (i) 5,000 and (ii) the number of fiscal quarters remaining in our then current fiscal year (including the quarter in which the date of such director’s election falls), subject to the terms of the 2000 Non-Employee Director Plan. As of January 1, 2002 or the First Grant Date, as the case may be, each non-employee director was automatically granted an option to purchase 20,000 shares of common stock, or the Annual Grant. Commencing January 1, 2003, the annual grant will be a nonqualified stock option of 35,000 shares of common stock, pursuant to the approval of the stockholders on June 10, 2002. In other respects the Plan will operate as before January 1, 2003.

The purchase price per share deliverable upon the exercise of an option will be 100% of the fair market value of such shares as follows:

(i) For options issued on the Initial Grant Date, the fair market value will be measured by the closing sales price of the common stock as of the last trading date of the fiscal quarter prior to the Initial Grant Date;

(ii) For options issued on the First Grant Date, the fair market value will be measured by the closing sales price of the common stock as of the First Grant Date; and

(iii) For grants of options issued as of January 1 of any fiscal year, the fair market value will be measured by the closing sales price of the common stock as of the last trading date of the prior year.

Vesting of Options. Options granted under the 2000 Non-Employee Director Plan vested and became exercisable to the extent of 5,000 shares for each fiscal quarter prior to fiscal 2003, in which such director shall have served at least one day as our director, and vest and become exercisable to the extent of 8,750 shares for each quarter in fiscal 2003 and beyond.

Options that are exercisable upon a non-employee director’s termination of directorship for any reason excluding termination for cause or in the event of a reorganization (both as described below) prior to the complete exercise of an option (or deemed exercise thereof), will remain exercisable following such termination for the remaining term of the option.

Upon a non-employee director’s removal from the Board of Directors for cause or failure to be re-nominated for cause, or if we obtain or discover information after termination of directorship that such non-employee director had engaged in conduct during such directorship that would have justified a removal for cause during such directorship, all outstanding options of such non-employee director will immediately terminate and will be null and void.

The 2000 Non-Employee Director Plan also provides that all outstanding options will terminate effective upon the consummation of a merger, liquidation or dissolution, or consolidation in which we are not the surviving entity, subject to the right of non-employee director to exercise all outstanding options prior to the effective date of the merger, liquidation, dissolution or consolidation.

All options granted to a non-employee director and not previously exercisable become vested and fully exercisable immediately upon the occurrence of a change in control (as defined in the 2000 Non-Employee Director Plan).

Amendments. The 2000 Non-Employee Director Plan provides that it may be amended by the committee or the Board of Directors at any time, and from time to time to effect (i) amendments necessary or desirable in order that the 2000 Non-Employee Director Plan and the options granted thereunder conform to all applicable laws, and (ii) any other amendments deemed appropriate. Notwithstanding the foregoing, to the extent required by law, no amendment may be made that would require the approval of our stockholders under applicable law or under any regulation of a principal national securities exchange or automated quotation system sponsored by the National Association of Securities Dealers unless such approval is obtained. The 2000 Non-Employee Director Plan may be amended or terminated at any time by our stockholders.

Miscellaneous. Non-employee directors may be limited under Section 16(b) of the Exchange Act to certain specific exercise, election or holding periods with respect to the options granted to them under the 2000 Non-Employee Director Plan. Options granted under the 2000 Non-Employee Director Plan are subject to restrictions on transfer and exercise. No option granted under the 2000 Non-Employee Director Plan may be exercised prior to the time period for exercisability, subject to acceleration in the event of our change in control (as defined in the 2000 Non-Employee Director Plan). Although options will generally be nontransferable (except by will or the laws of descent and distribution), the committee may determine at the time of grant or thereafter that an option that is otherwise nontransferable is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the committee.

1995 Non-Qualified Option Plan

On January 2, 1996, we adopted our 1995 Non-Qualified Option Plan for key employees, officers, directors and consultants, and reserved up to 500,000 options to be granted thereunder. The option exercise price is not less than 100% of market value on the date granted; 40% of granted options vest immediately; 30% vest beginning one year after grant; and the remaining 30% vest and may be exercised beginning two years from grant.

No options may be exercised more than 10 years after grant, options are not transferable (other than at death), and in the event of termination for cause (other than death or disability) or voluntary termination, all unvested options automatically terminate. As of November 3, 2004, we had granted outstanding and unexpired options to purchase up to 335.000 shares of common stock to eligible persons under the 1995 Non-Qualified Option Plan, out of which 281,000 had been exercised and 54,000 remained unexercised. An additional 165,000 shares are reserved for issuance under the 1995 Non-Qualified Option Plan, although we do not intend to grant any further options from this plan.

Other Non-Employee Director Stock Option Plan

On April 10, 1998, our Board of Directors adopted a resolution creating a stock option plan for outside/non-employee members of the Board of Directors. Pursuant to the stock plan, each outside/non-employee director is to receive an annual grant of options, in addition to any other consideration he or she may receive, to purchase up to 20,000 shares of common stock as compensation, at an exercise price equal to the market price of the common stock on the last trading day of the preceding year. The options granted pursuant to this plan vest at the rate of 5,000 options per quarter during each quarter in which such person has served as a member of the Board of Directors. As of November 3, 2004, we had granted outstanding and unexpired options to purchase up to 115,000 shares of common stock to eligible persons under this plan, out of which 40,000 had been exercised and 75,000 remained unexercised. Since we have adopted the 2000 Non-Employee Director Stock Option Plan, we no longer grant options to members of our Board of Directors under this plan.

Other Stock Options

As of November 3, 2004, we had granted outstanding and unexpired options to purchase up to 2,644,397 shares of common stock to certain of our employees, directors and consultants outside of a formal plan, of which 1,435,397 had been exercised and 1,209,000 remained unexercised.

COMMON STOCK PERFORMANCE GRAPH

Our common stock is listed for trading on The NASDAQ National Market under the symbol “PHMD.” The following stock performance graph illustrates the yearly percentage change in the cumulative total stockholder return on our common stock, compared with the cumulative total return on: (i) the NASDAQ (U.S. Companies) Stock Index (the “NASDAQ U.S. Index”) and (ii) an index (the “Peer Group Index”), based on a peer group (the “Peer Group”) of seven (7) companies selected by us, whose primary business includes the sale and manufacture of electromedical surgical laser devices, during the period from December 31, 1998 through December 31, 2003. From May 10, 2000 until October 5, 2000, our common stock was listed for trading on The NASDAQ Small Cap Market, and during the period from December 31, 1996 until May 9, 2000, our common stock was quoted on the NASD Electronic Bulletin Board under the stock symbol “LSPT.” The stock performance graph set forth above was based on the following data:

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG PHOTOMEDEX, INC.,

NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2003

COMPANY/INDEX/MARKET	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
PHOTOMEDEX, INC.	$100.00	$400.00	$214.29	$70.48	$73.14	$94.48
PEER GROUP	100.00	105.52	72.89	115.01	29.52	52.01
NASDAQ U.S. INDEX	100.00	176.37	110.86	88.37	61.64	92.68

The entities included in the Peer Group are: Surgical Laser Technologies, Inc., Eclipse Surgical Technologies, Inc., Lasersight, Inc., PLC Systems, Inc., Spectranetics Corp., Lumenis Ltd. and Candela Corp. We acquired Surgical Laser Technologies, Inc. on December 27, 2002. Surgical Laser Technologies, Inc. became our wholly-owned subsidiary and no longer has a publicly-traded market for its securities.

In all cases, the cumulative total return assumes, as contemplated by Commission rules, the investment of $100 at December 31, 1998 in the common stock and the traded securities of the entities which comprise the NASDAQ U.S. Index and the Peer Group Index, and that any cash dividends on the common stock of each entity included in the data presented above were reinvested in that security. We have paid no dividends on our common stock.

All data contained in the stock performance graph and data chart set forth above are derived from sources believed to be reliable, but, because of the possibility of human and mechanical error and other factors, are provided from such sources with no express or implied warranties of any kind, and without any representations, warranties or guarantees as to either the accuracy or timeliness of such data.

Historical stock price performance should not be relied upon as indicative of future stock price performance.

Notwithstanding any reference in our prior or future filings with the Commission which purport to incorporate this Proxy Statement by reference into another filing, such incorporation does not include any material included herein under the caption “Common Stock Performance Graph.”

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table reflects, as of November 3, 2004, the beneficial common stock ownership of: (a) each of our directors, (b) each Named Executive (See “Compensation of Executive Officer and Directors”), (c) each person known by us to be a beneficial holder of five percent (5%) or more of our common stock, and (d) all of our executive officers and directors as a group:

Name and Address Of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned (1)
Richard J. DePiano (2)	156,800	*
Jeffrey F. O’Donnell (3)	719,708	1.77
Dennis M. McGrath (4)	531,396	1.31
Michael R. Stewart (5)	113,940	*
Alan R. Novak (6)	158,601	*
John J. McAtee, Jr. (7)	475,000	1.18
David W. Anderson (8)	17,500	*
Warwick Alex Charlton (9)	300,000	*
Anthony J. Dimun (10)	88,750	*
Cooper Hill Reporting Persons (11)	2,050,883	5.07
Corsair Reporting Persons (12)	2,103,019	5.22
JLF Reporting Persons (13)	2,506,998	6.27
Valor Capital Management, L.P. (14)	3,148,512	7.87
All directors and officers as a group (9 persons) (15)	2,592,945	6.18

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of November 3, 2004, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 40,014,404 shares of common stock outstanding as of November 3, 2004.

(2)	Includes 31,800 shares and options to purchase up to 125,000 shares of common stock. Mr. DePiano’s address is 351 East Conestoga Road, Wayne, Pennsylvania 19087.

(3)	Includes 2,000 shares and options to purchase up to 717,708 shares of common stock. Does not include options to purchase up to 332,292 shares of common stock which may vest more than 60 days after November 3, 2004.

(4)	Includes 4,000 shares and options to purchase up to 527,396 shares of common stock. Does not include options to purchase up to 292,604 shares of common stock which may vest more than 60 days after November 3, 2004.

(5)	Includes 1,440 shares and options to purchase 112,500 shares of common stock. Does not include options to purchase up to 187,500 shares of common stock which may vest more than 60 days after November 3, 2004.

(6)	Includes 28,601 shares of common stock and options to purchase up to 130,000 shares of common stock. Mr. Novak’s address is 3050 K Street, NW, Suite 205, Washington, D.C. 20007.

(7)	Includes 345,000 shares and options to purchase up to 130,000 shares of common stock. Mr. McAtee’s address is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(8)	Includes options to purchase up to 17,500 shares of common stock. Mr. Anderson’s address is care of the Company at 147 Keystone Drive, Montgomeryville, PA 18936.

(9)	Includes 170,000 shares of common stock owned by True North Partners LLC, of which Mr. Charlton may be deemed to be an affiliate, and options to purchase 130,000 shares of common stock. Mr. Charlton’s address is 375 Park Avenue, Suite 2309, New York, New York 10152.

(10)	Includes 45,000 shares of common stock owned by Mr. Dimun and his wife and options to purchase up to 43,750 shares of common stock. Mr. Dimun’s address is 46 Parsonage Hill Road, Short Hills, New Jersey 07078.

(11)	Includes 1,609,706 shares of common stock and warrants to purchase up to 441,177 shares. Certain of these shares are held in various denominations by CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P. and CLSP/SBS II, L.P. (the “CLSP Partnerships”), each of which are private investment partnerships, the sole general partner of which is Cooper Hill Partners, LLC (“Cooper Hill LLC”). As the sole general partner of the CLSP Partnerships, Cooper Hill LLC has the power to vote and/or dispose of those shares of common stock held by each of the CLSP Partnerships and, accordingly, may be deemed to be the beneficial owner of such shares. Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. (“Cooper Hill LP”) has the power to vote and/or dispose of additional shares of common stock held for the account of CLSP Overseas, Ltd. (“CLSP Ltd.”) and, accordingly, may be deemed to be the beneficial owner of such additional shares. Jeffrey Casdin (“Casdin,” and collectively with the CLSP Partnerships, Cooper Hill LLC and Cooper Hill LP, the “Cooper Hill Reporting Persons”) is the managing member of Cooper Hill LLC and Casdin Capital, LLC, the managing member of Cooper Hill LP. Accordingly, the Cooper Hill Reporting Persons may collectively be deemed to be the beneficial owners of 2,050,883 shares of common stock, including the 1,609,706 shares of common stock and the warrants to purchase up to 441,177 shares. Neither the use of the term “Cooper Hill Reporting Persons” nor the aggregation of ownership interests by the Cooper Hill Reporting Persons, as described herein, necessarily implies the existence of a group for purposes of Section 13(d)(3) of the Exchange Act or any other purpose. The foregoing information has been derived from a Schedule 13G filed on behalf of the Cooper Hill Reporting Persons, on February 17, 2004.

(12)

Includes 1,842,719 shares of common stock and warrants to purchase up to 260,294 shares. Certain of the shares are held in various denominations by Corsair Capital Partners, L.P., a Delaware limited partnership (“Corsair Capital Partners”), Corsair Long Short International, Ltd., a Cayman Islands exempted company (“Corsair International”), Corsair Select, L.P., a Delaware limited partnership (“Corsair Select”), Corsair Capital Partners 100, L.P, a Delaware limited partnership (“Corsair 100”), Corsair Capital Investors, Ltd., a Cayman Islands exempted company (“Corsair Investors”, and together with Corsair Capital Partners, Corsair International, Corsair Select and Corsair 100, the “Corsair Entities”), each of which are private investment funds. Corsair Capital Management, L.L.C. (“Corsair Capital Management”) is the investment manager of each of the Corsair Entities, and also is the manager of certain other separately managed accounts which hold additional shares. As the investment manager of the Corsair Entities, and the manager of such other separate accounts, Corsair Capital Management has the power to vote and/or dispose of those shares of common stock held by such persons and accordingly, may be deemed to be the beneficial owner of such shares. Jay R. Petschek (“Petschek”) and Steven Major (“Major,” and together with the Corsair Entities, Corsair Capital Management and Petschek, the “Corsair Reporting Persons”) are the controlling principals of Corsair Capital Management. Further, Mr. Major beneficially owns additional shares of common stock. Accordingly, the Corsair Reporting Persons may collectively be deemed to be the beneficial owners of 2,103,019 shares of common stock, including 1,842,719 shares of common stock and warrants to purchase up to 260,294 shares. Neither the use of the terms “Corsair Entities” or “Corsair Reporting Persons” nor the aggregation of ownership interests by the Corsair Reporting Persons, as described herein, necessarily implies the existence of a group for purposes of Section 13(d)(3) of the Exchange Act or any other purpose. The foregoing information has been derived from a Schedule 13G filed on behalf of certain of the Corsair Reporting Persons, on February 17, 2004 and a Form 13F-HR filed by Corsair Capital Management on November 15, 2004.

(13)	Includes 2,506,998 shares. The shares are held in various denominations by: (i) a separately managed account managed by Jeffrey L. Feinberg, and (ii) JLF Partners I, L.P., JLF Partners II, L.P., and JLF Offshore Fund, Ltd., to which JLF Asset Management, L.L.C. serves as the management company and/or investment manager. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. Collectively, these are the “JLF Reporting Persons.” As the investment manager of such accounts and funds, JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by such persons and accordingly, may be deemed to be the beneficial owner of such shares. Neither the use of the term “JLF Reporting Persons” nor the aggregation of ownership interests by the JLF Reporting Persons, as described herein, necessarily implies the existence of a group for purposes of Section 13(d)(3) of the Exchange Act or any other purpose. The foregoing information has been derived from a Schedule 13G filed on behalf of the JLF Reporting Persons, on August 9, 2004 and a Form 13F-HR filed by JLF Asset Management, L.L.C. on November 15, 2004.

(14)	Valor Capital Management L.P. (“Valor Capital”) is an investment vehicle formed for the purpose of investing and trading in a wide variety of securities and financial instruments. Kratky Management, LLC is the general partner and control person of Valor Capital. John M. Kratky III is the managing member and control person of Kratky Management, LLC. The address of Valor Capital is 137 Rowayton Ave., Rowayton, CT 06853. The foregoing information has been derived from a Schedule 13G filed on behalf of Valor Capital, on October 1, 2004.

(15)	Includes 659,091 shares and options to purchase 1,933,854 shares of common stock. Does not include options to purchase up to 812,396 shares of common stock which may vest more than 60 days after November 3, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the year ended December 31, 2002, we engaged True North Partners, LLC, or True North Partners, to perform marketing consulting services for us, and we also engaged True North Capital Ltd., or True North Capital, to perform financial consulting services for us. In the year ended December 31, 2002, we incurred charges of $57,048 and $25,000 for the marketing and financial services from True North Partners and True North Capital, respectively; in the year ended December 31, 2003, we incurred charges of $18,128 and $20,000 for the marketing and financial services from True North Partners and True North Capital, respectively. We are advised that the aggregate fees paid to True North Partners and True North Capital in the years ended December 31, 2002 and December 31, 2003 constituted less than 5% of the consolidated revenues of each of True North Partners and True North Capital during the same periods. True North Capital is a fund management group which provides management and acquisition advisory services with a specialty in the healthcare industry, and True North Partners is a consulting group which has served as the fund advisor for True North Capital. We are advised that True North Partners and True North Capital have common equity ownership, but separate management groups and operations.

We entered into an agreement with True North Capital (the “TNC Agreement”), dated as of October 28, 2003, pursuant to which True North Capital agreed to assist us in identifying and evaluating proposed strategic growth transactions relating to the healthcare industry and under that agreement TNC North Capital could earn a “success fee.” In 2003, we paid True North Capital a one-time $20,000 expense reimbursement for the deployment of its personnel and resources in the fulfillment of the goals set forth in the TNC Agreement. In May 2004, the TNC Agreement was modified to provide that any success fee under the agreement would be divided equally between True North Capital and True North Partners. However, we canceled the TNC Agreement in October 2004 under the terms of the agreement. No success fee was earned or paid under the TNC Agreement. We have no plans to enter such an agreement in the future with True North Capital or True North Partners.

During the relevant periods from 2002 through 2004, one of our directors, Warwick Alex Charlton, was a senior member of the executive management staff of True North Partners and also of True North Capital until November 10, 2003. Mr. Charlton also held approximately 20.3% equity interests in each of True North Partners and True North Capital. During the relevant periods from 2002 through 2004, another of our directors, John J. McAtee, Jr., held equity interests of less than 1.0% in each of True North Partners and True North Capital. Mr. McAtee resigned from the Investment Advisory Board of True North Capital on April 14, 2003.

We believe that all transactions with our affiliates have been entered into on terms no less favorable to us than could have been obtained from independent third parties. We intend that any transactions with officers, directors and 5% or greater stockholders, following the date of this Proxy Statement, will be on terms no less favorable to us than could be obtained from independent third parties and will be approved by a majority of our independent, disinterested directors and will comply with the Sarbanes Oxley Act of 2002 and other securities laws and regulations.

MATTERS FOR CONSIDERATION BY STOCKHOLDERS

Proposal 1.	Election of Directors.

We currently have seven (7) members on our Board of Directors. All seven (7) members of our current Board of Directors have been nominated for election at the annual meeting to hold office until the next annual meeting or until their successors are elected and qualify, subject to their prior death, resignation or removal. There are no family relationships among any of our directors and executive officers. In the absence of instructions to the contrary, shares of common stock represented by properly executed proxies will be voted for the seven (7) nominees listed herein below, all of whom are recommended by our management and who have consented to be named and to serve if elected.

In the event that any nominee recommended by the nominations committee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors met 11 times in 2003 and took action by means of unanimous written consent five times. Four of the directors attended 100% of the meetings. Two of the other directors attended 91% and 73% of the meetings. The seventh director, having been appointed in September, attended one meeting of the Board of Directors.

The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date, and is based in part on information furnished by the nominees and in part from our records.

NOMINEES FOR ELECTION AS DIRECTOR

The following persons have been recommended by our nominations committee and have consented to be named and to serve as members of our Board of Directors if elected. Richard J. DePiano is the Non-Executive Chairman of the Board of Directors. Biographies of persons who all such persons may be reviewed in the section of this Proxy Statement entitled “Directors and Executive Officers.”

Name	Director Since:
Richard J. DePiano	May, 2000
Jeffrey F. O’Donnell	November, 1999
John J. McAtee, Jr.	March, 1998
Alan R. Novak	October, 1997
Warwick Alex Charlton	March, 1999
Anthony J. Dimun	October, 2003
David W. Anderson	September, 2004

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of the Votes Cast at the Meeting is required to elect the directors nominated above. That means the seven (7) nominees will be elected if they receive more affirmative votes than any other nominees.

The Board of Directors Recommends Voting “FOR” the Election of the Nominees Listed Above.

Proposal 2.	Ratification of Amper, Politziner & Mattia, P.C. as Independent Accountants.

The Audit Committee has selected Amper, Politziner & Mattia, P.C., independent accountants, to audit our financial statements for the fiscal year ending December 31, 2004. We engaged Amper, Politziner & Mattia, P.C. on June 9, 2004 to be our independent accountants. The firm has conducted reviews of our results for the quarters ended June 30, 2004 and September 30, 2004. Representatives of Amper, Politziner & Mattia, P.C. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Amper Politziner & Mattia, P.C as our independent accountants is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Amper Politziner & Mattia, P.C to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the outstanding common stock present in person or by proxy at the Annual Meeting is required to ratify the selection of Amper, Politziner & Mattia, P.C.

The Board of Directors Recommends a Vote “FOR” this Proposal.

OTHER MATTERS

We know of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors of

PHOTOMEDEX, INC.

By:	/s/ Jeffrey F. O’Donnell
Jeffrey F. O’Donnell
Chief Executive Officer

Montgomeryville, Pennsylvania

Dated: November 24, 2004

Appendix A

PHOTOMEDEX, INC.

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

1.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors of PhotoMedex, Inc., a Delaware corporation (the “Company”) in fulfilling its oversight responsibilities with respect to: (a) the Company’s corporate accounting and reporting practices, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditors, (e) the quality and integrity of the Company’s financial statements and reports, (f) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (g) producing the report that the rules of the Securities and Exchange Committee (“SEC”) require be included in the Company’s annual proxy statement. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the independent auditors, the Company’s financial management and internal auditors.

The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 3 of the Charter. The Audit Committee shall be given full and direct access to the Company’s management and independent accountants as necessary to carry out these responsibilities. However, the Audit Committee’s function is one of oversight only and shall not relieve the Company’s management of its responsibilities for preparing financial statements which accurately and fairly present the Company’s financial results and condition, or the responsibilities of the independent accountants relating to the audit or review of financial statements.

The independent accountants’ ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

2.	Composition of the Audit Committee

The Audit Committee shall be comprised of not less than three (3) directors, each of whom will be independent as required by Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any rules and regulations promulgated thereunder by

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the SEC, and the rules of the National Association of Securities Dealers, Inc. (“NASD”). Each appointed Audit Committee member shall be subject to annual reconfirmation and may be removed by the Board at any time.

All members of the Audit Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Each member of the Audit Committee must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three years preceding any given current year.

The members of the Audit Committee will be appointed by and serve at the discretion of the Board. The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Audit Committee. Without limiting the generality of the foregoing, the Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

3.	Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

1. Review annually the Audit Committee Charter for adequacy and recommend any changes to the Board.

2. Review the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).

3. Review the financial, investment and risk management policies followed by the Company in operating its business activities.

4. Review the Company’s annual audited financial statements, related disclosures, including the MD&A portion of the Company’s filings, and discuss with the independent accountants the matters required to be discussed by Auditing Standard No. 61, including (a) the quality as well as acceptability of the accounting principles applied in the financial statements, and (b) new or changed accounting policies; significant estimates, judgments, uncertainties or unusual transactions; and accounting policies relating to significant financial statement items.

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5. Review any management letters or internal control reports prepared by the independent accountants or the Company’s internal auditors and responses to prior management letters, and review with the independent accountants the Company’s internal financial controls, including the budget, staffing and responsibilities of the Company’s personnel directed toward internal control procedures.

6. Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided.

7. Be directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent accountant employed to conduct the audit (including resolution of disagreements between the independent accountants and management regarding financial reporting) or other audit, review or attest services. The independent accountants shall report directly to the Audit Committee.

8. Pre-approve all audit services and permissible non-audit services by the independent accountants, as set forth in Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC. The Audit Committee may establish pre-approval policies and procedures, as permitted by Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC, for the engagement of independent accountants to render services to the Company, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approvals delegated to one or more members of the Audit Committee are reported to the Audit Committee at its next scheduled meeting.

9. Review the hiring policies for any employees or former employees of the independent accountants.

10. Obtain on an annual basis a formal written statement from the independent accountants delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standard No. 1, and review and discuss with the accountants all significant relationships the accountants have with the Company which may affect the accountants’ independence. The Audit Committee is responsible for ensuring the independence of the independent accountants.

11. For each of the first three fiscal quarters and at year end, at an Audit Committee meeting review with management the financial results, the proposed earnings press release and formal guidance which the Company may plan to offer, and review with the independent accountants the results of their review of the interim financial information and audit of the annual financial statements.

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12. Review management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Company (including an analysis of the effect of alternative GAAP methods) and review with the independent accountants the reports on such subjects delivered pursuant to Section 10A(k) of the Exchange Act and the rules and regulations promulgated thereunder by the SEC.

13. Following completion of the annual audit, review separately with the independent accountants and management any significant difficulties encountered during the course of the audit.

14. Engage and determine funding for such independent professional advisers and counsel as the Audit Committee determines are appropriate to carry out its functions hereunder. The Company shall provide appropriate funding to the Audit Committee, as determined by the Audit Committee, for payment of (a) compensation to the independent accountants for services approved by the Audit Committee, (b) compensation to any outside advisers retained by the Audit Committee, and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

15. Report to the Board on a regular basis on the major events covered by the Audit Committee and make recommendations to the Board and management concerning these matters.

16. Perform any other activities consistent with this charter, the Company’s Bylaws and governing law as the Audit Committee or the Board deems necessary or appropriate, including but not limited to the Company’s legal and regulatory compliance.

17. Approve all related party transactions, as defined by applicable NASD Rules, to which the Company is a party.

18. Establish procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.	Audit Committee Meetings

The Audit Committee will meet on a regular basis at least four (4) times each year, and will hold special meetings as circumstances require. The timing of the meetings to be scheduled for an upcoming fiscal year shall be determined by the Audit Committee prior to the beginning of such fiscal year. A calendar of proposed meetings will be reviewed by the Audit Committee at the same time as the annual Audit Committee Charter review. The calendar shall include appropriate meetings to be held separately with representatives of the independent accountants, management, including a meeting to conduct the reviews required under Section 3.13 above. In

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addition, the Audit Committee will meet at any time that the independent accountants believe communication to the Audit Committee is required. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

At all Audit Committee meetings a majority of the total number of members shall constitute a quorum. All meetings shall be held subject to and in accordance with Section 141 (including without limitation notice, quorum and votes/actions of the committee) and other applicable sections of the Delaware General Corporation Law. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company after each meeting.

Adopted October 27, 2004

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P R O X Y

PHOTOMEDEX, INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

For an Annual Meeting of Stockholders

to be held on December 28, 2004

The undersigned stockholder appoints Jeffrey F. O’Donnell and Dennis M. McGrath, or either of them, as proxy with full power of substitution, to vote the shares of voting securities of PhotoMedex, Inc. (“we,” “us” or “our”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at our office at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, on December 28, 2004, at 9:00 a.m., local time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxy is instructed to vote as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS INDICATED ON THIS CARD AND AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

(1)	☐	FOR all nominees listed herein (except as marked up to the contrary below).

	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed below)

Richard J. DePiano	Jeffrey F. O’Donnell	John J. McAtee, Jr.

Alan R. Novak	Anthony J. Dimun	Warwick Alex Charlton

David W. Anderson

(2)	To ratify the appointment of Amper, Politziner & Mattia, P.C. as our independent accountants for 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

DATED:

Signature

Signature (if held jointly)

Print Names

Print Names

(Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are jointly held, each holder must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person).

PLEASE CHECK THE BOXES ABOVE, SIGN, DATE AND RETURN THIS PROXY TO STOCK TRANS, INC., 44 WEST LANCASTER AVENUE, ARDMORE, PENNSYLVANIA 19003, ATTN: PROXY SERVICES, IN THE SELF-ADDRESSED ENVELOPE PROVIDED.